Midway Gold Announces Second Quarter 2013 Financial Results

August 5, 2013

Denver, Colorado – Midway Gold Corp. (TSX and NYSE-MKT: MDW) (the “Company” or “Midway”) announces financial results for the period ended June 30, 2013. These results were filed today with the United States Securities and Exchange Commission in the Company’s quarterly report on Form 10-Q, and with the relevant securities regulators in Canada.

Recent Highlights

•	Midway received additional key permits required for the Pan project
	o	Class I Air Quality Operating Permit to Construct - Announced May 30, 2013
	o	Class I Mercury Operating Permit to Construct
•	The Pan Draft Environmental Impact Statement public comment period closed in May and the project received an overwhelmingly positive response
•	Midway began trading on the TSX main board
•	Barrick’s Q1 2013 progress on Midway’s Spring Valley project in Pershing County, Nevada
	o	Informed Midway they had completed expenditure requirement of $30 million to earn a 60% interest in the project and were exercising their option to spend an additional $8 million to earn a 70% interest
	o	Announced a 2013 budget of $8 million for exploration and $2 million for development

Results from Operations

Midway is continuing to advance the Pan project towards production in the second half of 2014, which has resulted in increased operating expenses. The operating loss of $4.5M for the quarter ended June 30, 2013, was primarily due to legal, audit, and accounting costs of $1.8M, salaries and benefits of $1.2M and mineral exploration expenditures of $0.7M. Legal, audit and accounting costs are related to legal expenses incurred on various corporate matters, and financial advisory services for investigating Pan Project financing options. Salaries and benefits have increased period over period as a result of increased staffing. Mineral exploration expenditures were driven by permitting activities at the Gold Rock project as well as salaries and labor costs across all the Company’s projects.

The Company realized other income of $7.3M in the current quarter, related to recorded gains from the change in the fair value of derivative liabilities, due to a decrease in its stock price from March 31, 2013, to June 30, 2013. As the Company’s stock price fluctuates, it will continue to recognize changes in the fair value of derivative liabilities thereby resulting in non-cash gains or losses.

The Company’s consolidated net income attributable to common shareholders for the quarter ended June 30, 2013 was $2,436,696 or $0.02 basic and $0.00 diluted income per share compared to a loss of $4,227,245 or $0.04 basic and diluted loss per share for the comparable period in 2012.

All amounts are expressed in Canadian Dollars. The financial information is presented in accordance with U.S. Generally Accepted Accounting Principles.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2013	December 31, 2012
Assets
Cash and cash equivalents	$ 65,810,880	$ 75,052,836
Property, equipment and mine development	10,563,452	8,005,959
Mineral properties	52,284,442	49,922,926
Other assets	750,003	1,048,882
Total assets	$ 129,408,777	$ 134,030,603

Total liabilities	$ 18,647,306	$ 33,379,702
Redeemable preferred stock	45,730,810	44,261,122
Shareholders’ equity	65,030,661	56,389,779
Total liabilities and shareholders’ equity	$ 129,408,777	$ 134,030,603

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Operating loss	$4,490,609	$3,782,261	$9,418,659	$6,775,210
Other income (expense)	7,325,892	(550,855)	18,186,868	(496,568)
Net (income) loss before income tax	(2,835,283)	4,333,116	(8,768,209)	7,271,778
Income tax recovery (expense)	1,961,822	105,871	1,906,449	(27,861)
Net (income) loss	$(4,797,105)	$4,227,245	$(10,674,658)	$7,299,639
Preferred share cumulative dividend	1,469,385	-	2,889,117	-
Accretion of Redeemable preferred shares	891,024	-	1,748,574	-
Net (income) loss attributable to common shareholders	$(2,436,696)	$4,227,245	$(6,036,967)	$7,299,639

Weighted average number of shares outstanding (Basic)	128,451,298	114,428,565	128,451,298	114,195,541
Basic (income) loss per share	$(0.02)	$0.04	$(0.05)	$0.06

Weighted average number of shares outstanding (Diluted)	167,480,014	114,428,565	166,289,136	114,195,541
Diluted (income) loss per share	$0.00	$0.04	$0.01	$0.06

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Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2013	2012
Cash and cash equivalents, beginning of period	$ 75,052,836	$ 10,191,069

Net cash used in operating activities	(4,931,516)	(4,614,934)
Net cash used in investing activities	(2,758,813)	(3,276,987)
Net cash provided by (used in) financing activities	(1,699,140)	1,115,518
Effect of exchange rate on changes on cash:	147,513	257,384

Cash and cash equivalents, end of period	$ 65,810,880	$ 3,672,050

As of June 30, 2013, the Company had a cash balance of $65,810,880 with working capital of $62,206,061. Consistent with the Company’s plans to move from a development stage company to a gold production company, its working capital balance will fluctuate as the Company uses its cash to fund exploration, development activities and other operating expenses. In order to achieve planned production of the Pan project, the Company will be seeking additional financing.

To review Midway’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, including the Company’s Management’s Discussion and Analysis, visit any of the following websites: www.sedar.com, www.sec.gov or www.midwaygold.com.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

Neither the TSX Exchange, its Regulation Services Provider (as that term is defined in the policies of the TSX Exchange) nor the NYSE MKT accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans and resource estimates and potential offering of common shares of the Company from time to time. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

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